Exhibit 4.3
                            Form of Escrow Agreement

                                ESCROW AGREEMENT


         THIS ESCROW AGREEMENT (this "Agreement") is made as of January __, 1997 by and among PACKAGING ACQUISITION CORPORATION, a Georgia corporation ("Buyer"), LAMCOR, INCORPORATED ("Lamcor"), DAVID P. STEWART (the "Shareholders' Representative"), on behalf of the shareholders of Lamcor and the holders of Lamcor Options and Lamcor Convertible Securities (as such terms are defined in the Merger Agreement referenced below), and Norwest Bank Minnesota, N.A. (the "Escrow Agent").

                                   BACKGROUND

         A. Contemporaneously with the execution and delivery hereof, Buyer has acquired Lamcor pursuant to the merger of LI Acquisition Corporation, a wholly owned subsidiary of Buyer ("Sub"), with and into Lamcor pursuant to the terms of that certain Agreement and Plan of Merger dated as of September 30, 1996 (the "Merger Agreement") among Buyer, Lamcor and Sub. Capitalized terms used but not defined herein shall have the meaning set forth in the Merger Agreement.

         B. The Merger Agreement contemplates the establishment of an escrow fund to satisfy claims by Buyer against Lamcor for (i) the breach or inaccuracy of any representation or warranty of Lamcor contained in the Merger Agreement,
(ii) the failure of Lamcor to perform any covenant or agreement of Lamcor under the Merger Agreement and (iii) all Lamcor Expenses in excess of $275,000.00.

         C. Pursuant to the Merger Agreement, the shareholders of Lamcor (the "Shareholders") have appointed the Shareholders' Representative as their respective agent and attorney-in-fact to execute and deliver this Escrow Agreement on their behalf and to act for them hereunder. Pursuant to Option Cancellation and Purchase Agreements between Lamcor and each holder of Lamcor Options or Lamcor Convertible Securities (together with the Shareholders, the "Holders"), such holders have appointed the Shareholders' Representative as their respective agent and attorney-in-fact to execute and deliver this Escrow Agreement on their behalf and to act for them hereunder.

         D. Escrow Agent is willing to accept the escrow fund and to hold and distribute the escrow fund in accordance with the terms and conditions set forth herein.

                                    AGREEMENT

         NOW, THEREFORE, in consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Appointment of Escrow Agent. Lamcor, Buyer and the Shareholders' Representative hereby designate and appoint Escrow Agent to serve as escrow agent hereunder, and Escrow Agent hereby confirms its agreement to act as escrow agent upon the terms, conditions, and provisions of this Agreement.

         2. Creation of Escrow Fund. Concurrently with the execution and delivery of this Agreement, the Exchange Agent has deposited with Escrow Agent on behalf of the Holders the sum of Two Hundred Thirty One Thousand Eight Hundred Seventy Eight and 04/100 Dollars ($231,878.04) (the "Escrowed Funds") to satisfy claims by Buyer against Lamcor for (i) the breach or inaccuracy of any representation or warranty of Lamcor contained in the Merger Agreement, (ii) the failure of Lamcor to perform any covenant or agreement of Lamcor under the Merger Agreement and (iii) all Lamcor Expenses in excess of $275,000.00, subject to the limitations of Section 11.15 of the Merger Agreement. The Escrowed Funds shall be invested as set forth in SCHEDULE A. Any investment income earned on the Escrowed Funds shall be added to and shall become a part of the Escrowed Funds. The Escrowed Funds are to be held, administered, and paid by Escrow Agent as provided herein. Escrow Agent acknowledges receipt of the Escrowed Funds and agrees to hold, administer, and pay the same in accordance with the terms of this Agreement and not permit any withdrawal thereof except pursuant to the terms hereof.

         3. Claims Against Escrowed Funds. At any time prior to the close of business on the first anniversary hereof (the "First Anniversary"), the Buyer may give to Escrow Agent an Indemnification Claim, with a copy being contemporaneously delivered to the Shareholders' Representative. The Shareholders' Representative shall have thirty (30) days following receipt of such Indemnification Claim by the Escrow Agent to give to Escrow Agent a written objection thereto (the "Objection"), with a copy being contemporaneously delivered to Buyer. If no Objection is timely given to the Escrow Agent by the Shareholders' Representative, such Indemnification Claim is an "Uncontested Claim." If an Objection is timely given to the Escrow Agent by the Shareholders' Representative, such Claim is a "Contested Claim." The Buyer may withdraw, either wholly or partially, and either before or after the filing of an Objection, any Indemnification Claim filed by Buyer hereunder, and the Shareholders' Representative may withdraw, either wholly or partially, any Objection timely filed by it hereunder. Any such Withdrawal Notice shall be in writing and shall be given by the party making such withdrawal to the other parties hereto.

         4. Arbitration.

         (a) Any Contested Claim that cannot be resolved by the Buyer and the Shareholders' Representative within twenty (20) days after Buyer's receipt of an Objection thereto, shall be submitted to arbitration in accordance with this
Section 4 and such arbitration shall be the sole remedy for such matter. Such arbitration shall be heard and conducted at a place in the metropolitan Minneapolis, Minnesota area as may be specified by the arbitrator (or any place agreed to by Buyer, the Shareholders' Representative and the arbitration panel), and shall be conducted expeditiously and confidentially in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA"), as such rules shall be in effect on the date of delivery of demand for arbitration, with the exception that the arbitration panel may not award any punitive or exemplary damages or any damages other than compensatory, and except as such rules may be otherwise inconsistent with the express provisions of this Section 4.

         (b) To initiate arbitration, either Buyer or the Shareholders' Representative shall file a written demand for arbitration by filing a written notice with the AAA and with the other party, complying with the AAA's prescribed procedures for such notices. Within fifteen (15) days of delivery of such demand for arbitration, each party shall appoint one arbitrator, and the arbitrators so selected shall, within fifteen (15) days of their appointment, appoint an additional arbitrator. In the event that the arbitrators selected by the parties are unable to agree upon the selection of the additional arbitrator after reasonable efforts within such fifteen (15) day period, a list of seven
(7) qualified and available persons shall be requested from the AAA. The parties shall take turns striking one person each from the list with the last remaining person being the additional selected arbitrator. Once selected, the arbitration panel shall meet as expeditiously as possible, select a chairman, schedule the arbitration hearing, and notify the parties in writing of the date, time and place of the hearing.

         (c) All conclusions of law reached by the arbitrators shall be made in accordance with the internal laws of the State of Georgia without regard for its conflict of laws doctrine. Any award rendered by the arbitrators shall be accompanied by a written opinion setting forth the findings of fact and conclusions of law relied upon in reaching their decision. The award rendered by the arbitrators shall be final, binding and non-appealable, and judgment upon such award may be entered by any court having jurisdiction thereof. The parties agree that the existence, conduct and content of any such arbitration shall be kept confidential and no party shall disclose to any person any information about such arbitration, except as may be required by this Agreement, by law or for financial reporting purposes.

         (d) All costs and expenses incurred in connection with any such arbitration proceeding (including reasonable attorneys fees) shall be borne by the party against which the decision is rendered, or , if no decision is rendered, such costs and expenses shall be borne equally by Lamcor as one party and the Holders as the other party. If the arbitrators' decision is a compromise, the determination of which party or parties bears the costs and expenses incurred in connection with any such arbitration proceeding shall be made by the arbitrators on the basis of the arbitrators' assessment of the relative merits of the parties' positions.

         5. Tentatively Impounded Funds. With respect to each Indemnification Claim received by Escrow Agent, Escrow Agent shall make a notation on its records setting aside from the Escrowed Funds the amount asserted by the Buyer as a Loss (the "Tentatively Impounded Funds"). Upon notification of determination of the exact amount of the Loss with respect to each Indemnification Claim (whether by Notice of Release or by Award Notice), the Tentatively Impounded Funds shall be decreased or increased by the Escrow Agent as necessary to reflect the difference (if any) between the amount of the Loss asserted in the Indemnification Claim and the amount of the Loss actually payable to the Buyer asserting the Indemnification Claim pursuant to Section 6 hereof.

         6. Disbursement of Escrowed Funds. Escrow Agent shall pay and disburse the Escrowed Funds and the Tentatively Impounded Funds as follows:

                  (a) If the Indemnification Claim is an Uncontested Claim, then to Buyer in the amount of the Indemnification Claim;

                  (b) If the Indemnification Claim is a Contested Claim and the Shareholders' Representative delivers a Withdrawal Notice to Escrow Agent with respect to such Contested Claim, then to Buyer in the amount of the Indemnification Claim to which such Objection was withdrawn;

                  (c) If a Notice of Release is received by the Escrow Agent with respect to a Contested Claim, then as specified in such Notice of Release;

                  (d) If an Award Notice is received by the Escrow Agent with respect to an Indemnification Claim, then as specified in such Award Notice;

                  (e) To the Shareholders' Representative prior to the First Anniversary in an amount specified in a written notice from Buyer to the Escrow Agent in accordance with the provisions of Section 11.16(e) of the Merger Agreement and Section 6(e) of the Option Cancellation Agreements;

                  (f) With respect to the excess of the then remaining balance of the Escrowed Funds over the sum of Tentatively Impounded Funds, as of the close of business on the First Anniversary, to the Escrow Agent or Buyer and/or Holders in an amount equal to the amount of the Section 10 Expenses described in a written notice from the Buyer and the Shareholder's Representative to the Escrow Agent;

                  (g) With respect to the excess of the then remaining balance of the Escrowed Funds over the sum of Tentatively Impounded Funds, as of the close of business on the First Anniversary, to the Shareholders' Representative in an amount equal to the amount of Representative's Expenses described in a written notice from the Shareholder's Representative to the Escrow Agent, less any amount disbursed to the Escrow Agent pursuant to Section 6(f) above;

                  (h) To each of the Holders, in Proportionate Shares, following the First Anniversary in an amount equal to the amount by which the then remaining balance of the Escrowed Funds exceeds the sum of Tentatively Impounded Funds, as of the close of business on the First Anniversary, less any amount disbursed to the Escrow Agent pursuant to
         Section 6(f) above and any amount disbursed to the Shareholders' Representative pursuant to Section 6(g) above; and

                  (i) To each of the Holders, in Proportionate Shares, and/or the Buyer as set forth in any Notice of Release or Award Notice received by Escrow Agent after the First Anniversary.

         All disbursements hereunder shall be made by Escrow Agent within three
(3) business days following the events described above. All payments that are to be made to the Holders hereunder shall be delivered by Escrow Agent to the Shareholders' Representative, who agrees to promptly distribute any such funds received by him to the Holders in their respective Proportionate Shares.

         7. Escrow Agent's Duties. Escrow Agent shall be obligated to perform only such duties as are expressly set forth in this Escrow Agreement and the Schedules hereto, and shall not be required, in carrying out its duties under this Escrow Agreement, to refer to the Merger Agreement or determine or verify any party's compliance with the terms of the Merger Agreement. The Escrow Agent may conclusively rely upon and shall be protected in acting upon any statement, certificate, notice, request, consent, order or other document believed by it be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall have no duty or liability to verify any such statement, certificate, notice, request, consent, order or other document, and its sole responsibility shall be to act only as expressly set forth in this Agreement. The Escrow Agent shall be under no obligation to institute or defend any action, suit or proceeding in connection with this Agreement unless first indemnified to its satisfaction. The Escrow Agent may consult counsel in respect of any question arising under this Agreement and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

         8. Remedies of Escrow Agent.

         (a) In the event of any disagreement or controversy hereunder, or if conflicting demands or notices are made upon Escrow Agent, or in the event Escrow Agent in good faith is in doubt as to what action it should take hereunder, the parties expressly agree and consent that Escrow Agent shall have the absolute right, at its option, to do either or both of the following things:
(i) stop all further proceedings in, and performance of, this Agreement and of all instructions received hereunder; and (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring all persons involved to interplead their several claims and rights among themselves and with Escrow Agent.

         (b) While any interpleader proceeding arising out of or relating to this Agreement is pending, whether the same be initiated by Escrow Agent or by others, Escrow Agent shall have the right, at its option, to stop all further proceedings in, and performance of, this Agreement and instructions received hereunder until all differences shall have been resolved by agreement or until the rights of all parties shall have been fully and finally determined by the interpleader proceedings. The rights of Escrow Agent under this Section 8 are in addition to all other rights which it may have by law or otherwise.

         9. Escrow Agent's Fees and Expenses. The reasonable compensation of Escrow Agent as set forth in SCHEDULE B hereto shall be paid by Buyer.

         10. Indemnification. Buyer and the Holders, jointly and severally, agree to indemnify, protect and save and hold Escrow Agent and its successors and assigns harmless from all liabilities, obligations, losses, damages, penalties, claims, actions, suits, costs and expenses (including reasonable attorneys' fees) of whatsoever kind or nature imposed on, incurred by or asserted against Escrow Agent which in any way relate to or arise out of the execution and delivery of this Agreement or any action taken hereunder; provided, however, that neither Buyer nor any Holder shall have any such obligation to indemnify and save and hold Escrow Agent harmless from any liability incurred by, imposed upon or asserted against Escrow Agent resulting from the gross negligence or bad faith of Escrow Agent.

         11. Resignation by or Termination of Escrow Agent. Escrow Agent may resign as such by delivering written notice to such effect at least thirty (30) days prior to the effective date of such resignation to Buyer and the Shareholders' Representative. Buyer and the Shareholders' Representative, acting jointly, may terminate Escrow Agent from its position as such by delivering written notice to Escrow Agent to such effect executed by Buyer and the Shareholders' Representative at least thirty (30) days prior to the effective date of such termination (unless such termination is as a result of Escrow Agent's breach of its obligations hereunder, in which case the effective date of such termination shall be any date specified in such notice by Buyer and the Shareholders' Representative). In the event of such resignation by or termination of Escrow Agent, a successor Escrow Agent shall be appointed by mutual agreement between Buyer and the Shareholders' Representative, and Escrow Agent which has been so terminated or has so resigned shall promptly deliver to the successor Escrow Agent the entire Escrowed Funds (together with copies of all records pertaining thereto) upon presentation of evidence reasonably satisfactory to it of the appointment and authorization of such successor Escrow Agent by Buyer and the Shareholders' Representative. From and after the appointment of a successor Escrow Agent pursuant to this Section 11, all references herein to Escrow Agent shall be deemed to be to such successor Escrow Agent. Should Buyer and the Shareholders' Representative fail to appoint a successor Escrow Agent within thirty (30) days of the effective date of any resignation or termination pursuant to this Section 11, then Escrow Agent may institute suit in a court of competent jurisdiction to have a successor Escrow Agent appointed.

         12. Definitions. As used herein:

                  (a) "AWARD NOTICE" means a true copy of the award of the arbitrators entered in any dispute resolved by arbitration pursuant to
         Section 4.

                  (b) "INDEMNIFICATION CLAIM" means a written declaration by the Buyer stating (i) that the Buyer has a right to assert an Escrow Claim under the Merger Agreement, (ii) the facts, circumstances or events giving rise to such Escrow Claim, and (iii) the amount of the asserted Loss.

                  (c) "NOTICE OF RELEASE" means a written declaration, executed by Buyer and the Shareholders' Representative, specifying the resolution of a Contested Claim and the disposition to be made of the Escrowed Funds or any portion thereof that was the subject of such Contested Claim.

                  (d) "OBJECTION" means a written objection by the Shareholders' Representative to an Indemnification Claim stating in reasonable detail the basis for such objection.

                  (e) "PROPORTIONATE SHARES" means the respective interest of each Holder in any amount disbursed to the Holders hereunder, which interest shall be equal to a fraction, the numerator of which shall be the sum of (i) the number of such Holder's shares of Lamcor Common Stock converted into and exchanged for the right to receive a cash payment from Buyer in accordance with Section 3.1(c) of the Merger Agreement and (ii) the number of shares of Lamcor Common Stock subject to such Holder's Lamcor Options or Lamcor Convertible Securities canceled pursuant to Section 3.5 of the Merger Agreement, and the denominator of which shall be the sum of (i) the aggregate number of shares of Lamcor Common Stock so converted and exchanged and (ii) the aggregate number of shares of Lamcor Common Stock subject to Lamcor Options or Lamcor Convertible Securities so canceled.

                  (f) "SECTION 10 EXPENSES" means all amounts paid or payable by Buyer and/or Holders to the Escrow Agent in accordance with Section 10 hereof.

                  (g) "WITHDRAWAL NOTICE" means an irrevocable written declaration (x) withdrawing an Indemnification Claim executed by the Buyer, or (y) withdrawing an Objection executed by the Shareholders' Representative.

         13. General Provisions.

         (a) Assignment. Neither this Agreement nor any right or benefit of any party hereunder may be assigned or transferred by such party without the prior written consent of all other parties hereto.

         (b) Amendment. This Agreement may not be amended or modified without the prior written consent of all parties.

         (c) Waiver. Failure to insist upon strict compliance with any of the terms or conditions of this Agreement at any one time shall not be deemed a waiver of such term or condition at any other time; nor shall any waiver or relinquishment of any right or power granted herein at any time be deemed a waiver or relinquishment of the same or any other right or power at any other time.

         (d) Governing Law. Notwithstanding the place where this Agreement may be executed by any of the parties, the parties expressly agree that this Agreement shall in all respects be governed by, and construed in accordance with, the laws of the State of Georgia, without regard for its conflict of laws doctrine.

         (e) Notices. Any notice or other communication to be given hereunder shall be in writing and shall be deemed sufficient when (i) mailed by United States certified mail, return receipt requested, (ii) mailed by overnight express mail, (iii) delivered in person or (iv) transmitted by telecopy, at the address or telecopy number set forth below, or such other address as a party may provide to the other in accordance with the procedure for notices set forth in this Section:

                  If to the Buyer or Lamcor:

                  Lamcor, Incorporated
                  Highway 169 North
                  Le Sueur, Minnesota  56058
                  Attn:  Special Committee of the Board of Directors
                  Telephone:  (612) 665-6658
                  Telecopy:   (612) 665-6390

                  with a copy (which shall not constitute notice) to:

                  Alston & Bird
                  1201 West Peachtree Street
                  Atlanta, Georgia  30309-3424
                  Attention:  Teri L. McMahon, Esq.
                  Telephone:  (404) 881-7266
                  Telecopy:   (404) 881-7777

                  If to the Shareholders' Representative:

                  David P. Stewart
                  4900 First Bank Place
                  601 Second Avenue South
                  Minneapolis, Minnesota  55402
                  Telephone: (612) 341-9395
                  Telecopy:  (612) 341-2835

                  with a copy (which shall not constitute notice) to:

                  Gray, Plant, Mooty, Mooty & Bennett, P.A.
                  3400 City Center
                  33 South Sixth Street
                  Minneapolis, Minnesota  55402-3796
                  Attention:  Bruce McPheeters, Esq.
                  Telephone: (612) 343-2866
                  Telecopy:  (612) 333-0066

                  If to Escrow Agent:

                  Norwest Bank Minnesota, N.A.
                  Norwest Bank Investment Management Trust
                  6th & Marquette
                  Minneapolis, Minnesota  55479
                  Attn:  William Bard
                  Telephone  (612) 667-571
                  Telecopy:  (612) 667-5767

         (f) Invalid Provision. If any provision of this Agreement shall be determined to be invalid or unenforceable, this Agreement shall be deemed amended to delete such provision and the remainder of this Agreement shall be enforceable by its terms.

         (g) Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

         (h) Further Assurances. Each party agrees to execute and deliver all such further instruments and do all such further acts as may be reasonably necessary or appropriate to effectuate this Agreement.

         (i) Headings. Headings and captions contained in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or prescribe the scope of this Agreement or the intent of any provision.

         (j) Person and Gender. The masculine gender shall include the feminine and neuter genders and the singular shall include the plural.

         (k) Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to matters set forth in this Agreement, and supersedes any prior understanding or agreement, oral or written, with respect to such matters.

         (l) Interpretations. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. No party shall be considered the draftsman. On the contrary, this Agreement has been reviewed, negotiated and accepted by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

         (m) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, and all such counterparts shall constitute one and the same Agreement, binding on all the parties notwithstanding that all the parties are not signatories to the same counterpart.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

PACKAGING ACQUISITION                       LAMCOR INCORPORATED
CORPORATION


By:____________________________________     By_________________________________
Name:__________________________________     Name:______________________________
Title:_________________________________     Title:_____________________________



                                            NORWEST BANK MINNESOTA, N.A.,
                                            as Escrow Agent


                                            By:________________________________
                                            Name:______________________________
                                            Title:_____________________________



                                            -----------------------------------
                                            David P. Stewart,
                                            as Shareholders' Representative



                                            -----------------------------------
                                             David P. Stewart,
                                             as attorney-in-fact for the Holders



                                   SCHEDULE A


The Escrowed Funds shall be invested in the Norwest Ready Cash Investment Fund Institutional Shares (a money market fund).



                                   SCHEDULE B


The fees and expenses of the Escrow Agent include a one-time fee of $3,000.00, plus reimbursement of reasonable out-of-pocket expenses of the Escrow Agent incurred in connection with this Agreement and approved in advance by Buyer.